Exhibit 10.1

MUTUAL TERMINATION AGREEMENT AND RELEASE

         This Mutual Termination Agreement and Release ("Agreement") is entered into as of October 19, 2009 (the "Effective Date") by and between Black Oak Resources, LLC, a Delaware limited liability company ("Black Oak"), and Legacy Reserves Operating LP, a Delaware limited partnership (“Legacy”).  Black Oak and Legacy are referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS:

         WHEREAS, Black Oak and Legacy are parties to that certain Participation Agreement dated as of September 24, 2008 (the "Participation Agreement");

         WHEREAS, the Parties desire to terminate the Participation Agreement and to and release each other from all duties, rights, claims, obligations and liabilities arising from, in connection with, or relating to, the Participation Agreement as provided herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Section 1.                        Termination of Participation Agreement.  The Parties agree that, effective immediately, the Participation Agreement is hereby terminated and is no longer in force or effect as of the Effective Date.

Section 2.                        Mutual Release.  Each of the Parties does hereby unequivocally release and discharge the other Party and any of its respective officers, directors, agents, managers, employees, representatives, equityholders, legal and financial advisors, parents, subsidiaries, affiliates, principals or partners, and any heirs, executors, administrators, successors or assigns of any said person or entity, from any and all duties, rights, claims, obligations and liabilities arising from, in connection with, or relating to, the Participation Agreement, or any action or failure to act under the Participation Agreement or in connection therewith.

Section 3.                        Representations of the Parties. Each Party represents to the other Party that: (a) it is duly organized and validly existing under the laws of the jurisdiction of its incorporation and in good standing; (b) it has power to execute and perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance; (c) such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its charter or bylaws, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets; (d) all governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and (e) its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms.

Section 4.                        Press Release & Form 8-K. Black Oak acknowledges that Legacy is required to file a Current Report on Form 8-K, of copy of which has been reviewed and approved by Black Oak, with the Securities and Exchange Commission announcing the termination of the Participation Agreement. Other than such Form 8-K, neither Party shall have the right to make a public announcement regarding this Agreement and the termination of the Participation Agreement unless such announcement will be made in writing and the form and contents thereof have been previously approved in writing by the other Party.

Section 5.                        Entire Agreement. This Agreement supersedes all prior discussions, representations, warranties and agreements, both written and oral, among the Parties with respect to the subject matter hereof, and contains the sole and entire agreement among the Parties with respect to the subject matter hereof.  No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action, suit or other proceeding involving this Agreement.  Additionally, for the avoidance of doubt and without limiting the foregoing, it is the intention of the parties hereto that this Agreement supersede any provision or condition in the Participation Agreement itself, including but not limited to Article 8 thereof, that would otherwise operate to limit or restrict the ability of the parties hereto to terminate the Participation Agreement.

Section 6.                        Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future laws, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

Section 7.                        Governing Law. This Agreement shall be interpreted under the laws of the State of Texas without reference to Texas conflicts of law provisions.

Section 8.                        Further Assurances.  Each Party hereto shall, from time to time, do and perform such further acts and execute and deliver such further instruments, assignments and documents as may be required or reasonably requested by any other Party to establish, maintain or protect the respective rights and remedies of the Parties hereto and to carry out and effect the intentions and purposes of this Agreement.

Section 9.                        Binding Effect.  All of the terms and provisions of this Agreement will be binding upon and inure to the use and benefit of each Party and its respective heirs, successors, legal representatives.

Section 10.                        Counterparts.  This Agreement may be executed in multiple counterparts, each of which will be deemed an original but all of which will constitute but one Agreement.

IN WITNESS WHEREOF, the Parties have caused this Mutual Termination Agreement and Release to be duly executed as of the date first above written by their respective officers duly authorized.

BLACK OAK RESOURCES, LLC

By:	/s/ Michael E. Black
Michael E. Black
President

LEGACY RESERVES OPERATING LP By: Legacy Reserves Operating GP, LLC its General Partner

By:	/s/ Steven H. Pruett
Steven H. Pruett
President and Chief Financial Officer